                                         Rule 424(b)(3)
                                         File No. 333-38545

Pricing Supplement No. 69                Dated: November 6, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)



U.S.$2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series G

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $100,000,000           Issue Price: 100%

Original Issue Date: November 13, 1997   Stated Maturity Date: November 15, 1999

Form: [X] Book-Entry  [] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [] Yes [] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [] LIBOR [] Treasury Rate
             [X] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Daily

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Daily using previous day Fed Funds up to but excluding the Stated Maturity Date.


Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 15th day of February, May, August and November of each year beginning February 15, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Daily Fed Funds - previous day Fed Funds.

                                          Rule 424(b)(3)
                                          File No. 333-38545

Pricing Supplement No. 69                 Dated: November 6, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)


Initial Interest Rate: To be determined

Index Maturity: Daily

Day Count Convention: Act/360

Maximum Interest Rate: N/A                Minimum Interest Rate: N/A

Spread (+/-):+.40%                        Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .094%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 69
                       UNDER MTN-SERIES G PROGRAM: $2,258,250,000.00
                   b)  CUSIP #42333HJE3

Agent: Lehman Brothers Inc.
       Three World Finanical Center
       12th Floor
       New York, New York